Exhibit 99.1

From: EnviroStar, Inc.

290 NE 68 Street

Miami, FL 33138

Henry M. Nahmad (305) 754-4551

Venerando Indelicato (813) 814-0722

FOR RELEASE: at 9.00 AM, Monday, September 19, 2016

EnviroStar, Inc. Announces Year End Results

Miami, FL – September 19, 2016 – EnviroStar, Inc. (NYSE MKT: EVI) today reported results for its fiscal year ended June 30, 2016. Compared to fiscal year 2015:

Revenues increased 17.1% to $36.0 million from $30.8 million,

Operating income improved 4.2% to $2.79 million from $2.68 million,

Net income increased 4.1% to $1.74 million from $1.67 million, and

Earnings per share increased 4.2% to $0.25 per share from $0.24 per share.

Henry M. Nahmad, Chairman and Chief Executive Officer of EnviroStar, stated, “Our performance in 2016 reflects our team’s ability to capitalize on organic opportunities by leveraging our reputation for delivering quality products and exceptional service at competitive prices. We look forward to what we believe will be a successful year in fiscal 2017, including the anticipated closing of our acquisition of Western State Design, LLC, which is expected to result in increased revenue and profitability for our Company across a wider geography.”

EnviroStar, Inc., through its subsidiaries, is one of the nation’s leading distributors of commercial laundry and dry cleaning products, and industrial boilers.

Safe Harbor Statement

Except for the historical matters contained herein, statements in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to a number of known and unknown risks and uncertainties that may cause actual results, trends, performance or achievements of EnviroStar, or industry trends and results, to differ from the future results, trends, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties include, among others, risks related to EnviroStar’s business, results (including future revenues and earnings), financial condition, growth strategy and prospects, and risks relating to EnviroStar’s proposed acquisition of Western State Design, LLC, including that the conditions, including financing condition, to closing the transaction may not be satisfied and that the transaction may not otherwise be consummated when expected, in accordance with the contemplated terms, or at all, that the potential benefits of the transaction may not be realized to the extent anticipated or at all, integration risks, risks related to EnviroStar’s level of indebtedness, and risks related to the business, operations and prospects of Western State Design, LLC. Reference is also made to other economic, competitive, governmental, technological, and other risks and uncertainties discussed in EnviroStar’s filings with the Securities and Exchange Commission, including, without limitation, the risks and uncertainties described in the “Risk Factors” section of, and elsewhere in, its Annual Report on Form 10-K. Many of these risks and uncertainties are beyond EnviroStar’s control. In addition, past performance and perceived trends may not be indicative of future results. EnviroStar cautions that the foregoing factors are not exclusive. The reader should not place undue reliance on any forward-looking statement, which speaks only as of the date made. EnviroStar does not undertake to, and specifically disclaims any obligation to, update or supplement any forward-looking statement, whether as a result of changes in circumstances, new information, subsequent events or otherwise.

EnviroStar, Inc. and Subsidiaries (NYSE MKT: EVI)

	2016	2015

Revenues	$36,015,641	$30,754,570

Operating income	2,790,921	2,678,445

Provision for income taxes	1,053,140	1,010,931

Net income	$1,740,040	$1,671,817

Basic and diluted earnings per share	$.25	$.24

Weighted average basic and diluted shares outstanding	7,033,732	7,033,732